Exhibit 10.62
SETTLEMENT AGREEMENT AND GENERAL RELEASE
     This Settlement Agreement and General Release (the “Settlement Agreement”) is made this 6th day of November, 2008, by and among James J. Giancola (“Giancola”), and Midwest Banc Holdings, Inc. (“Midwest”), together with any subsidiaries, affiliates, successors, assigns, agents, and employees of Midwest (collectively, the “Released Parties”). The Settlement Agreement is based upon the consideration provided hereunder and the parties’ mutual obligations and commitments as agreed to release the Released Claims, as defined herein.
     WHEREAS, Giancola has been employed by Midwest in the position of President during the years 2004 through 2008; and
     WHEREAS, pursuant to the terms of his employment agreement with Midwest, Giancola was granted one hundred fifty thousand (150,000) shares of restricted Midwest common stock (the “Restricted Shares”) on the date of his employment, which Restricted Shares were subject to a substantial risk of forfeiture at the time of the grant; and
     WHEREAS, Giancola became vested in 30,000 Restricted Shares on January 1, 2005, January 1, 2006, January 1, 2007, and January 1, 2008, and upon such event, such Restricted Shares were no longer subject to a substantial risk of forfeiture and were therefore taxable to Giancola as wages; and
     WHEREAS, Midwest did not report the value of the Restricted Shares in which Giancola became vested during each year on the statement of taxable wage income (Form W-2) issued to Giancola for the taxable years ended December 31, 2005, December 31, 2006, and December 31, 2007; and
     WHEREAS, the parties believe that, as a result of Midwest’s failure to report the value of the vested Restricted Shares on Giancola’s Form W-2 for each of the years at issue, Giancola may have a claim against Midwest and/or the Released Parties for negligent misrepresentation or breach of an implied contract to accurately report Giancola’s taxable wage income to him each year.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1. Midwest has issued to Giancola corrected Forms W-2 for the years 2005, 2006, and 2007. Each corrected Form W-2 reflects the value of the 30,000 Restricted Shares in which Giancola became vested during such year.
     2. Giancola has filed amended state and federal income tax returns for the years 2005, 2006 and 2007 that show as gross income and wages the value of the 30,000 Restricted Shares that vested for the benefit of Giancola during each such year, and has paid all additional taxes attributable to the parties’ failure to report as income the value of such Restricted Shares with respect to each year and all additional interest assessed by state and federal taxing authorities due to such failure and will pay all penalties assessed by state and federal taxing authorities due to such failures.

     3. Midwest agrees to pay to Giancola in 2008 the sum of $415,799, reduced for payroll withholding as required by law. The amount of such payment shall be reported by Midwest as wages paid to Giancola in the 2008 tax year.
     4. In exchange for the receipt of the payment identified in paragraph 3, Giancola, on his own behalf and on behalf of the persons identified in paragraph 10 hereunder to the fullest extent allowed by law, hereby releases and forever discharges each and every one of the Released Parties from any and all past, present or future claims, debts, demands, actions, causes of action, suits, costs, damages, expenses, obligations, attorneys’ fees, and other liabilities whatsoever that Giancola has, may have had, or may have in the future relating to the Restricted Shares and which arose prior to the execution of this Settlement Agreement or which will or may arise after the execution of this Settlement Agreement, including but not limited to: (i) any claim for professional fees incurred by Giancola in preparing and filing amended tax returns; and (ii) the underlying State or Federal taxes assessed on the value of the Restricted Shares (including but not limited to income, FICA, Medicare, and unemployment taxes), and the penalties, interest, and other additions to tax asserted by the Internal Revenue Service, the Illinois Department of Revenue, or any other State or Federal agency with respect to the underpayment thereof.
     5. The parties further expressly agree and covenant that this Settlement Agreement operates as a bar and may be pleaded as a defense in any subsequent action or proceedings that may be brought, instituted, or taken by Giancola against any of the Released Parties in the future with respect to the claims released and discharged in paragraph 4 hereof by Giancola or any third party.
     6. Giancola expressly covenants not to sue any of the Released Parties in the future for payment or reimbursement of any amount related to income tax obligations arising from the Restricted Shares.
     7. Giancola acknowledges that the payment of the sums hereunder do not constitute an admission on the part of Midwest or any Released Party of any amount owed or alleged wrongful conduct on their part. Midwest and the other Released Parties do not admit, and expressly deny, liability of any kind to Giancola with respect to the Restricted Shares. Midwest and the Released Parties state that they are entering into this Settlement Agreement to avoid the future cost and expense of litigation.
     8. This Settlement Agreement shall be governed and enforced in accordance with the laws of the State of Illinois. Venue shall lie exclusively in the federal and state court in the Illinois county in which Midwest is headquartered. In the event an action is instituted for breach of this Settlement Agreement, each party shall bear its own attorney’s fees and costs, including attorney’s fees and costs on appeal.
     9. This Settlement Agreement has been negotiated at arms’ length between persons knowledgeable in the matters dealt with herein. Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Settlement Agreement against the party that has drafter it, is of no application and is hereby expressly waived.

     10. All of the terms, covenants, warranties and representations contained herein shall be binding upon the parties, and their respective spouses, executors, administrators, heirs, dependents, guardians, personal representatives for estate or probate matters, assigns, officers, shareholders, directors, principals, successors, employees, agents, beneficiaries, subrogees, and predecessors in interest, to the fullest extent permitted by law.
     11. Giancola acknowledges that he, and only he, is obligated to satisfy any and all liabilities to the Internal Revenue Service, Illinois Department of Revenue, and any other State or Federal agency with respect to unpaid or underpaid tax obligations related to the Restricted Shares. Giancola further agrees to defend, indemnify, and hold-harmless the Released Parties against any and all causes of action, claims, demands, subrogation interests and/or liens, whether known or unknown, whether currently existing or arising in the future, arising out of or in connection with the Restricted Shares.
     12. This Settlement Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, oral or otherwise, with respect to the subject matter hereof. Neither this Settlement Agreement nor any term hereof may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
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     IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement as of the latest date below.

/s/ James J. Giancola	MIDWEST BANC HOLDINGS, INC.
JAMES J. GIANCOLA

By: /s/ JoAnn Sannasardo Lilik

Date: 11/6/08	Printed Name: JoAnn Sannasardo Lilik EVP
Title: Chief Financial Officer
Date: November 6, 2008